UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): September 29, 2006

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21342	94-2873391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Wind River Way, Alameda, California 94501

(Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 29, 2006, the Board of Directors of Wind River Systems, Inc. (“Wind River”) approved the amendment and restatement of the Rights Agreement dated as of October 22, 1999 between Wind River and American Stock Transfer and Trust Company (the “Rights Agreement”). The Rights Agreement has been amended to provide that Mazama Capital Management, Inc. and its affiliates (collectively, “Mazama”) will not be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) until such time as Mazama becomes the beneficial owner of 20% (rather than 15%) or more of the outstanding common shares of Wind River or until Mazama publicly announces an exchange or tender offer to acquire 20% (rather than 15%) or more of the outstanding common shares of Wind River. Additionally, the definition of Distribution Date under the Rights Agreement has been amended, in part, such that a Distribution Date will occur ten business days (or such later date as may be determined by Wind River’s Board of Directors) after the first public announcement of holdings of 15% or more of the outstanding common shares of Wind River by an Acquiring Person.

The foregoing description of the amendments to the Rights Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

ITEM 8.01 Other Events.

In addition, on September 29, 2006, the Board of Directors of Wind River appointed a special subcommittee of the Audit Committee to lead Wind River’s voluntary internal review of the company’s historical stock option granting practices and the related accounting. The two members of the special committee are John Bolger and Harvey Jones.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement dated as of September 29, 2006 between Wind River and American Stock Transfer and Trust Company, as Rights Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2006	WIND RIVER SYSTEMS, INC.

	By:	/s/ Michael W. Zellner
Michael W. Zellner
Senior Vice President, Finance and Administration, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement dated as of September 29, 2006 between Wind River and American Stock Transfer and Trust Company, as Rights Agent